UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 23, 2004

Simpson Manufacturing Co., Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-23804	94-3196943
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

4120 Dublin Boulevard, Suite 400, Dublin, CA 94568

(Address of principal executive offices)

(Registrant’s telephone number, including area code):  (925) 560-9000

Item 9. Regulation FD Disclosure.

Reproduced below is the statement of cash flows for Simpson Manufacturing Co., Inc. for the first quarter of 2004.

Simpson Manufacturing Co., Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
	2004	2003

Cash flows from operating activities
Net income	$17,949,470	$11,024,902
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of capital equipment	(40,997)	(36,326)
Depreciation and amortization	4,717,031	3,966,453
Deferred income taxes and long-term liabilities	59,098	(669,914)
Noncash compensation related to stock plans	1,506,133	575,147
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade accounts receivable	(40,007,624)	(16,384,384)
Inventories	(9,325,265)	(6,024,822)
Trade accounts payable	(2,267,281)	4,535,400
Income taxes payable	10,145,487	7,220,682
Accrued profit sharing trust contributions	(3,931,734)	(3,562,218)
Accrued cash profit sharing and commissions	3,125,651	549,212
Other current assets	(2,457,741)	(2,811,729)
Accrued liabilities	316,074	(1,408,331)
Accrued workers’ compensation	50,000	195,000
Other noncurrent assets	26,543	(70,715)
Total adjustments	(38,084,625)	(13,926,545)

Net cash used in operating activities	(20,135,155)	(2,901,643)

Cash flows from investing activities
Capital expenditures	(6,151,311)	(7,600,876)
Asset acquisitions, net of cash acquired	—	(65,684)
Proceeds from sale of equipment	40,541	39,705
Purchases of available-for-sale investments	(26,217,348)	(8,443,908)
Sales of available-for-sale investments	25,500,000	4,009,168
Net cash used in investing activities	(6,828,118)	(12,061,595)

Cash flows from financing activities
Issuance of debt	1,874,190	1,323,368
Repayment of debt	(125,498)	(318,230)
Issuance of common stock	684,455	482,283
Net cash provided by financing activities	2,433,147	1,487,421

Effect of exchange rate changes on cash	(159,517)	134,523

Net decrease in cash and cash equivalents	(24,689,643)	(13,341,294)
Cash and cash equivalents at beginning of period	95,135,885	103,318,056
Cash and cash equivalents at end of period	$70,446,242	$89,976,762

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Simpson Manufacturing Co., Inc.
(Registrant)

DATE:	April 23, 2004	By	/s/Michael J. Herbert
Michael J. Herbert
Chief Financial Officer